Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports 19% Increase in Fourth Quarter EPS and 32% Increase in Full Year EPS

Announces New $200 Million Stock Repurchase Program

HOUSTON, TX, March 8, 2011 -- Stage Stores, Inc. (NYSE: SSI) today reported net income for the fourth quarter ended January 29, 2011 of $32.0 million versus $27.9 million for the prior year fourth quarter ended January 30, 2010.  Diluted earnings per share for the quarter increased 19% to $0.86 this year from $0.72 last year.

For the 2010 fiscal year, the Company reported net income of $37.6 million versus $28.7 million for the 2009 fiscal year.  Diluted earnings per share for the year increased 32% to $0.99 this year from $0.75 last year.

The Company also reported today that it completed its $25 million Stock Repurchase Program during the fourth quarter.  The Company repurchased approximately 0.3 million shares during the quarter.  In total, the Company repurchased approximately 2.0 million shares under its $25 million Stock Repurchase Program.

Commenting on the Company’s fourth quarter and full year results, Andy Hall, President and Chief Executive Officer, stated, “We are very pleased with our 19% increase in fourth quarter earnings per share.  The improved EPS was primarily driven by a 5.1% increase in total sales coupled with a 130 basis point improvement in our gross profit rate.

“We are also very pleased with our 32% increase in earnings per share for the year.  A 2.7% increase in total sales combined with a 90 basis point improvement in our gross profit rate accounted for most of the year-over-year improvement in EPS.

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Stage Stores Reports Fourth Quarter
And Full Year 2010 Results
Page – 2

“We continued to make progress on our key growth initiatives during the year:
•
Growth of the Goody’s nameplate - we opened 33 new stores, 30 of which were opened under the Goody’s name.  We also rebranded 26 non-Goody’s stores with the Goody’s name.  In all, we ended the year with 71 Goody’s stores.  We continue to be very pleased with the performance of both our new and rebranded Goody’s stores.

•	Cosmetics - we added eight Estee Lauder and seventeen Clinique counters during the year, ending with 176 and 169 counters, respectively.
•	Markdown optimization – we began the roll-out of our markdown optimization tool and expect to be completed in early spring 2011.
•	eCommerce - we successfully launched our eCommerce platform in the fourth quarter. The initial customer interest and sales activity exceeded our expectations.
•	Shareholder value - we increased our quarterly dividend rate by 50% and completed our $25 million stock repurchase program.”

Mr. Hall concluded, “We are proud of our associates and their many achievements this year.  We have momentum as we embark on 2011 and we have confidence in our ability to meet our 2011 objective of continued growth.”

Fiscal 2011 - First Quarter and Full Year Projections
The Company is projecting first quarter comparable store sales to increase 1% to 3%.  Within the quarter, the Company expects comparable store sales for March to be down mid single digits, and for April to be up double digits, due to the Easter calendar shift.  The Company noted that the EPS and diluted shares projections do not include any impact from its new Stock Repurchase Program.

1st Quarter 2011:
	1Q 2011 OUTLOOK		1Q 2010 ACTUAL
Sales ($mm)	$350	$356	$340

Diluted EPS	$0.06	$0.08	$0.06

Diluted Shares (m)	37,000		38,773

For the 2011 fiscal year, comparable store sales for the fiscal year are expected to increase 1% to 3%.  The Company is planning to open 35 – 40 new stores and anticipates spending $40 million in net capital expenditures.

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Stage Stores Reports Fourth Quarter
And Full Year 2010 Results
Page – 3

FY 2011:
	FY 2011 OUTLOOK		FY 2010 ACTUAL
Sales ($mm)	$1,514	$1,543	$1,471

Diluted EPS	$1.07	$1.17	$0.99

Diluted Shares (m)	37,150		38,010

$200 Million Stock Repurchase Program
The Company announced today that its Board of Directors has approved a new Stock Repurchase Program which authorizes the Company to repurchase up to $200 million of its outstanding common stock.

Commenting on the Company’s new $200 million Stock Repurchase Program, Mr. Hall stated, “Our strong balance sheet and cash flow allow us to undertake a significant new stock repurchase program.  The $200 million authorization represents approximately one third of our current market value.  Our intention is to repurchase up to $100 million of our shares during 2011 and to complete the program by the end of 2013.  Our new stock repurchase program is consistent with our philosophy of deploying capital in a way that benefits our shareholders.  Today’s announcement reflects the strength of our business model and reaffirms our confidence and optimism in the long term future of our company.”

Under the Company’s new $200 million Stock Repurchase Program, the Company may repurchase its outstanding common stock from time to time up to the approved amount, either on the open market or through privately negotiated transactions.  The Stock Repurchase Program will be financed by the Company’s existing cash, cash flow and other liquidity sources, as appropriate.

Since the specific timing and amount of repurchases will vary based on market conditions and other factors, there can be no assurance as to the amount, timing or prices of these stock repurchases.  Additionally, this Stock Repurchase Program may be modified, extended or terminated by the Company’s Board of Directors at any time.

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Stage Stores Reports Fourth Quarter
And Full Year 2010 Results
Page – 4

Conference Call Information
The Company will host a conference call today at 8:30 a.m. Eastern Time to discuss its fourth quarter results.  Interested parties can participate in the Company’s conference call by dialing 703-639-1129.  Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Company's web site at www.stagestoresinc.com and then clicking on Investor Relations, then Webcasts, then the webcast link.  A replay of the conference call will be available online until midnight on Friday, March 18, 2011.

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 784 stores located in 39 states.  The Company operates its stores under the five names of Bealls, Goody’s, Palais Royal, Peebles and Stage.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the number of stores that the Company plans to open in fiscal 2011.  Forward-looking statements also include comments regarding the Company’s outlook for comparable store sales in March and April.  Forward-looking statements also include comments regarding the Company’s sales, earnings and diluted share count projections for the first quarter of the 2011 fiscal year and full 2011 fiscal year, as well as comments regarding the estimated amount of capital expenditures for the full 2011 fiscal year.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 30, 2010, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

(Tables to Follow)

Stage Stores, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	January 29, 2011		January 30, 2010
	Amount	% to Sales (1)	Amount	% to Sales (1)

Net sales	$453,679	100.0%	$431,680	100.0%
Cost of sales and related buying, occupancy
and distribution expenses	307,490	67.8%	298,101	69.1%
Gross profit	146,189	32.2%	133,579	30.9%
Selling, general and administrative expenses	93,834	20.7%	87,869	20.4%
Store opening costs	168	0.0%	216	0.1%
Interest expense, net of income of $17 and $19, respectively	896	0.2%	1,010	0.2%
Income before income tax	51,291	11.3%	44,484	10.3%
Income tax expense	19,311	4.3%	16,632	3.9%
Net income	$31,980	7.0%	$27,852	6.5%

Basic and diluted earnings per share data:
Basic earnings per share	$0.87		$0.73
Basic weighted average shares outstanding	36,629		38,033

Diluted earnings per share	$0.86		$0.72
Diluted weighted average shares outstanding	37,083		38,446

(1) Percentages may not foot due to rounding.

Stage Stores, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Fifty-Two Weeks Ended
	January 29, 2011		January 30, 2010
	Amount	% to Sales (1)	Amount	% to Sales (1)

Net sales	$1,470,590	100.0%	$1,431,927	100.0%
Cost of sales and related buying, occupancy
and distribution expenses	1,053,766	71.7%	1,040,120	72.6%
Gross profit	416,824	28.3%	391,807	27.4%
Selling, general and administrative expenses	350,865	23.9%	338,551	23.6%
Store opening costs	3,192	0.2%	3,041	0.2%
Interest expense, net of income of $88 and $96, respectively	3,875	0.3%	4,388	0.3%
Income before income tax	58,892	4.0%	45,827	3.2%
Income tax expense	21,252	1.4%	17,106	1.2%
Net income	$37,640	2.6%	$28,721	2.0%

Basic and diluted earnings per share data:
Basic earnings per share	$1.00		$0.76
Basic weighted average shares outstanding	37,656		38,029

Diluted earnings per share	$0.99		$0.75
Diluted weighted average shares outstanding	38,010		38,413

(1) Percentages may not foot due to rounding.

Stage Stores, Inc.
Consolidated Balance Sheets
(in thousands, except par value)
(Unaudited)

	January 29, 2011	January 30, 2010

ASSETS
Cash and cash equivalents	$89,349	$93,714
Merchandise inventories, net	325,501	306,360
Current deferred taxes	-	2,535
Prepaid expenses and other current assets	30,423	24,560
Total current assets	445,273	427,169

Property, equipment and leasehold improvements, net	317,954	342,001
Intangible asset	14,910	14,910
Other non-current assets, net	17,947	16,351
Total assets	$796,084	$800,431

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$95,365	$100,602
Income taxes payable	9,905	12,752
Current portion of debt obligations	13,490	12,726
Accrued expenses and other current liabilities	61,661	56,936
Total current liabilities	180,421	183,016

Long-term debt obligations	25,002	38,492
Deferred taxes	17,151	11,899
Other long-term liabilities	84,001	90,978
Total liabilities	306,575	324,385

Commitments and contingencies

Common stock, par value $0.01, 100,000 shares authorized,
56,946 and 56,080 shares issued, respectively	569	561
Additional paid-in capital	516,079	501,800
Less treasury stock - at cost, 20,508 and 18,071 shares, respectively	(320,055)	(288,079)
Accumulated other comprehensive loss	(2,935)	(5,897)
Retained earnings	295,851	267,661
Total stockholders' equity	489,509	476,046
Total liabilities and stockholders' equity	$796,084	$800,431

Stage Stores, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Fifty-Two Weeks Ended
	January 29, 2011	January 30, 2010

Cash flows from operating activities:
Net income	$37,640	$28,721
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairment of long-lived assets	62,417	63,459
Loss (gain) on retirements of property, equipment and leasehold improvements	169	(1,460)
Deferred income tax expense	6,300	2,443
Tax benefits (deficiency) from stock-based compensation	1,081	(872)
Stock-based compensation expense	6,775	6,659
Amortization of debt issuance costs	298	290
Excess tax benefits from stock-based compensation	(2,172)	(136)
Deferred compensation obligation	85	121
Amortization of employee benefit related costs	427	520
Construction allowances from landlords	5,476	3,875
Changes in operating assets and liabilities:
(Increase) decrease in merchandise inventories	(19,141)	8,157
(Increase) decrease in other assets	(8,216)	1,938
(Decrease) increase in accounts payable and other liabilities	(13,264)	7,221
Total adjustments	40,235	92,215
Net cash provided by operating activities	77,875	120,936

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(36,990)	(42,707)
Proceeds from insurance and retirements of property, equipment and leasehold improvements	531	2,954
Net cash used in investing activities	(36,459)	(39,753)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	4,300	139,278
Payments of revolving credit facility borrowings	(4,300)	(139,278)
Proceeds from long-term debt obligations	-	5,585
Payments of long-term debt obligations	(12,726)	(11,379)
Payments of debt issuance costs	-	(40)
Repurchases of common stock	(31,976)	(1,327)
Proceeds from exercise of stock awards	6,199	907
Excess tax benefits from stock-based compensation	2,172	136
Cash dividends paid	(9,450)	(7,629)
Net cash used in financing activities	(45,781)	(13,747)
Net (decrease) increase in cash and cash equivalents	(4,365)	67,436

Cash and cash equivalents:
Beginning of period	93,714	26,278
End of period	$89,349	$93,714